Exhibit 17.1

Dr. Robert Petcavich
313 5th Avenue South
Kirkland, WA 98033

January 18, 2005

Mr. Scott L. Glenn
Chairman of the Board Planet
Technologies, Inc.
6835 Flanders Drive, Suite 100
San Diego, CA 92121

Dear Scott:

     The purpose of this letter is to tender my resignation from the Board of Directors of Planet Technologies, Inc.

     I have enjoyed my service on the Board and look forward to continuing my relationship with Planet as a consultant.

Sincerely,

Dr. Robert W. Blanchard

cc:	Robert W. Blanchard, Esq.